EXHIBIT 5.1

                              [Exxon Letterhead]



                                                       September 28, 1999


Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C.  20549

Ladies and Gentlemen:

     As Counsel for Exxon Corporation, a New Jersey corporation ("Exxon"), I am familiar with its Restated Certificate of Incorporation and By-laws, as amended to date. I have examined its corporate proceedings in connection with the preparation and filing under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-8 (the "Registration Statement"), covering shares (the "Exxon Plan Shares") of Exxon's common stock, no par value, (i) to be issued in connection with outstanding awards granted under the 1995 Mobil Incentive Compensation and Stock Ownership Plan, 1991 Mobil Incentive Compensation and Stock Option Plan and 1986 Mobil Incentive Compensation and Stock Option Plan (collectively, the "Incentive Plans"), which awards are being assumed by Exxon pursuant to Section 1.04 of the Agreement and Plan of Merger dated as of December 1, 1998 among Exxon, Mobil Corporation, and Lion Acquisition Subsidiary Corporation (the "Merger Agreement"), and (ii) available for issuance under the Employees Savings Plan of Mobil Oil Corporation (the "Savings Plan") (the Incentive Plans and the Savings Plan being herein collectively referred to as the "Plans").

     I have also examined originals or copies, certified or otherwise authenticated to my satisfaction, of all such documents and records and conducted such other investigations of fact and law as I have deemed necessary as a basis for this opinion. As to certain questions of fact, I have relied upon statements of officers of Exxon and others.

     In rendering this opinion I have assumed that prior to the issuance of any of the Exxon Plan Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act and (ii) the transactions contemplated by the Merger Agreement are consummated in accordance with the terms thereof.

     On the basis of the foregoing, I am of the opinion that the Exxon Plan Shares, when issued and delivered in accordance with the terms and conditions of the Plans, will be duly authorized, validly issued, fully paid, and non-assessable.

     This opinion relates solely to the federal laws of the United States and the corporate law of the State of New Jersey. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                         Very truly yours,



                                                         /s/ James E. Parsons